Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Reports

Second Quarter 2017 Results

Westlake Village, CA, August 3, 2017 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $50.7 million for the second quarter of 2017, on revenue of $201.7 million.  Net income attributable to PFSI common stockholders was  $10.5 million, or $0.44 per diluted share.   Book value per share increased to  $16.40, up from $16.01 at March 31, 2017.

Second Quarter 2017 Highlights

•

Pretax income was $58.0 million, down 7 percent from the prior quarter and down 31 percent from the second quarter of 2016; the quarter-over-quarter decrease reflects a loss in the servicing segment attributable to mortgage servicing rights (MSR) valuation-related changes

•	Production segment pretax income was $66.7 million, up 40 percent from the prior quarter and down 36 percent from the second quarter of 2016
o	Total loan production activity of $17.6 billion in unpaid principal balance (UPB), up 18 percent from the prior quarter and 9 percent from the second quarter of 2016
o	$16.3 billion in UPB of correspondent production, up 17 percent from the prior quarter and 12 percent from the second quarter of 2016
o	$1.3 billion in UPB of consumer direct originations, up 23 percent from the prior quarter and down 16 percent from the second quarter of 2016
o

Interest rate lock commitments (IRLCs) on correspondent government and consumer direct loans totaled $13.5 billion, up 21 percent from the prior quarter and up 4 percent from the second quarter of 2016

•	Servicing segment pretax loss was $11.2 million, compared to $13.4 million of pretax income in the prior quarter and a pretax loss of $21.0 million in the second quarter of 2016
o	Servicing segment pretax income excluding valuation-related changes was $15.3 million, down 31 percent from the prior quarter and 26 percent from the second quarter of 2016[1]
o	Acquired four bulk portfolios of Ginnie Mae MSRs with a combined UPB of approximately $16.2 billion
▪	Includes completion of the previously announced acquisition of $4.3 billion of Ginnie Mae MSRs

o	Servicing portfolio reached $229.0 billion in UPB, up 13 percent from March 31, 2017, and 33 percent from June 30, 2016
•	Investment Management segment pretax income was $2.5 million, compared to $1.1 million in the prior quarter and $0.7 million in the second quarter of 2016
o	Net assets under management were $1.6 billion, essentially the same as $1.6 billion at March 31, 2017 and June 30, 2016
o

The Investment Funds agreed to sell their remaining assets to a third party pursuant to agreements that are expected to close in 3Q17 and will reduce net assets under management by approximately $145 million[2]

o	After quarter end, PennyMac Mortgage Investment Trust (NYSE: PMT) issued preferred shares that will increase net assets under management by $195 million
•	The Board of Directors authorized a stock repurchase program for up to $50 million of outstanding Class A common stock

 “PennyMac Financial has grown to become the largest issuer of new Ginnie Mae securities, the fourth largest mortgage producer overall and a top-ten loan servicer.” said President and CEO David Spector.  “Our second quarter performance reflects our position as a large player in a highly competitive market.  While the interest rate environment was volatile, with mortgage rates declining overall for the quarter, our operations performed well, and our strong capital position allowed us to grow despite the smaller origination market this year.  Notably, in our correspondent channel, we expanded total lock volumes by nearly $4 billion from the first quarter.  In our consumer direct channel, where we can source loans from a large portfolio of existing customers, we believe our volumes fared better than other consumer direct lenders who depend primarily on the refinance market.  Lower interest rates led to fair value losses on our mortgage servicing rights from higher expected prepayment activity, but the rate changes were not of a magnitude to generate significant offsetting gains from our hedge.  Looking ahead, we intend to continue pursuing our growth initiatives and invest in expanding the capabilities of PennyMac’s operating platform.”

1.

Excludes changes in the fair value of MSRs, the ESS liability, and gains/(losses) on hedging derivatives which were $(36.9) million, $7.2 million, and $(2.0) million, respectively, and reversal of provision for credit losses on active loans of $5.3 million in the second quarter.

2.

This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

The following table presents the contribution of PennyMac Financial’s Production, Servicing and Investment Management segments to pretax income:

	Quarter ended June 30, 2017
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$74,706	$23,385	$98,091	$—	$98,091
Loan origination fees	30,193	—	30,193	—	30,193
Fulfillment fees from PMT	21,107	—	21,107	—	21,107
Net servicing fees	—	46,913	46,913	—	93,826
Management fees	—	—	—	6,007	6,007
Carried Interest from Investment Funds	—	—	—	241	241
Net interest income (expense):
Interest income	15,279	19,694	34,973	—	34,973
Interest expense	11,330	25,534	36,864	13	36,877
	3,949	(5,840)	(1,891)	(13)	(1,904)
Other	531	446	977	96	1,073
Total net revenue	130,486	64,904	195,390	6,331	201,721
Expenses	63,780	76,117	139,897	3,864	143,761
Pretax income	$66,706	$(11,213)	$55,493	$2,467	$57,960

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and consumer direct lending.

PennyMac Financial’s loan production activity totaled $17.6 billion in UPB, of which $11.7 billion in UPB was for its own account, and $5.9 billion was fee-based fulfillment activity for PMT.  IRLCs on correspondent government and consumer direct loans totaled $13.5 billion in UPB.

Production segment pretax income was $66.7 million, an increase of 40 percent from the prior quarter and a decrease of 36 percent from the second quarter of 2016.   Production revenue totaled $130.5 million, an increase of 19 percent from the prior quarter and a decrease of 23 percent from the second quarter of 2016.  The quarter-over-quarter increase primarily resulted from a  19 percent increase in net gains on mortgage loans held for sale, reflecting lock volume growth in both the correspondent and consumer direct channels.

The components of net gains on mortgage loans held for sale are detailed in the following table:

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Receipt of MSRs in loan sale transactions	$133,062	$132,143	$132,472
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,506)	(1,695)	(1,915)
Provision for representations and warranties, net	(276)	(530)	(2,286)
Cash investment (1)	7,221	(57,574)	(56,763)
Fair value changes of pipeline, inventory and hedges	(40,410)	14,612	58,695
Net gains on mortgage loans held for sale	$98,091	$86,956	$130,203

Net gains on mortgage loans held for sale by segment:
Production	$74,706	$62,837	$115,894
Servicing	$23,385	$24,119	$14,309

(1)	Net of cash hedge expense

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT in its correspondent production business.   These services include, but are not limited to:  marketing;  relationship management;  the approval of correspondent sellers and the ongoing monitoring of their performance;  reviewing loan data, documentation and appraisals to assess loan quality and risk; pricing;  hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.  Fees earned from fulfillment of correspondent loans on behalf of PMT totaled $21.1 million in the second quarter, up 27 percent  from $16.6 million in the prior quarter and up 10 percent from $19.1 million in the second quarter of 2016.   The quarter-over-quarter increase in fulfillment fee revenue was driven by an increase in acquisition volumes by PMT.    The weighted average fulfillment fee rate was 36 basis points, unchanged from the prior quarter.

Production segment expenses were $63.8 million, a 2 percent increase from the prior quarter and a 2 percent decrease from the second quarter of 2016.

Servicing Segment

Servicing includes income from owned MSRs, subservicing and special servicing activities.  Servicing segment pretax loss was $11.2 million compared with pretax income of $13.4 million in the prior quarter and a pretax loss of $21.0 million in the second quarter of 2016.   Servicing segment revenues totaled $64.9 million, a  27 percent decrease from the prior quarter and a 102 percent increase from the second quarter of 2016.  The quarter-over-quarter decrease was primarily due to  a decrease in net loan servicing fees.

Net loan servicing fees totaled $46.9 million and included $134.2 million in servicing fees reduced by $55.5 million of amortization and realization of MSR cash flows.   Amortization and realization of MSR cash flows increased 14 percent from the prior quarter, driven by portfolio growth and higher projected prepayment activity due to a decline in mortgage interest rates during the quarter.  MSR fair value losses and impairment for MSRs carried at the lower of amortized cost or fair value was $36.9 million,  and the change in fair value of the ESS liability resulted in a $7.2 million gain,  both driven by higher projected prepayment activity from lower interest rates.    Hedging losses totaled $2.0 million.  The hedge is primarily designed to offset MSR valuation losses resulting from more significant interest rate declines than those experienced in the second quarter.  The primary offset to the second quarter MSR value decline is expected to be higher production-related income in future periods.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Servicing fees (1)	$134,192	$129,315	$120,738
Effect of MSRs:
Amortization and realization of cash flows (2)	(55,482)	(48,460)	(51,092)
Change in fair value and provision for/reversal of impairment of MSRs carried at lower of amortized cost or fair value	(36,927)	12,701	(125,467)
Change in fair value of excess servicing spread financing	7,156	2,773	17,428
Hedging (losses) gains	(2,026)	(22,166)	64,948
Total amortization, impairment and change in fair value of MSRs	(87,279)	(55,152)	(94,183)
Net loan servicing fees	$46,913	$74,163	$26,555

(1)	Includes contractually-specified servicing fees
(2)	Includes realization of cash flows from the mortgage servicing liability which was previously included in change in fair value of MSRs. Prior periods have been adjusted accordingly.

Servicing segment revenue also included $23.4 million in net gains on mortgage loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared with  $24.1 million in the prior quarter and $14.3 million in the second quarter of 2016. These loans were previously purchased out of Ginnie Mae securitizations (EBOs) and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest expense totaled $5.8 million, a 40 percent decline from the prior quarter and a 39 percent decrease from the second quarter of 2016. The quarter-over-quarter decline resulted from an $8.8 million increase in interest income, driven by increases in interest income from EBO loans and placement fees from servicing-related escrow balances.  The increase in interest income was partially offset by a $4.9 million increase in interest expense resulting from  the Ginnie Mae MSR term notes and financing of EBO loans held on balance sheet.

Servicing segment expenses totaled $76.1 million, a 1 percent increase from the prior quarter and a 43 percent increase from the second quarter of 2016.

The total servicing portfolio reached $229.0 billion in UPB at June 30, 2017, an increase of 13 percent from the prior quarter end and 33 percent from a year earlier, driven by loan production activities and the bulk MSR portfolio acquisitions during the second quarter.  Of the total servicing portfolio, prime servicing was $226.8 billion in UPB and special servicing was $2.2 billion in UPB.  PennyMac Financial subservices and conducts special servicing for $67.1 billion in UPB, an increase of 6 percent from March 31, 2017.  PennyMac Financial’s owned MSR portfolio grew to $157.2 billion in UPB, an increase of 16 percent from the prior quarter end.

The table below details PennyMac Financial’s servicing portfolio UPB:

	Quarter Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Loans serviced at period end:
Prime servicing:
Owned
Mortgage servicing rights
Originated	$105,296,264	$97,505,384	$71,436,178
Acquisitions	51,927,645	37,843,903	45,600,625
	157,223,909	135,349,287	117,036,803
Mortgage servicing liabilities	1,698,588	1,900,493	751,193
Mortgage loans held for sale	2,915,346	2,180,760	1,971,903
	161,837,843	139,430,540	119,759,899
Subserviced for Advised Entities	64,924,592	61,144,328	48,894,531
Total prime servicing	226,762,435	200,574,868	168,654,430
Special servicing:
Subserviced for Advised Entities	2,201,340	2,308,468	3,064,105
Total special servicing	2,201,340	2,308,468	3,064,105
Total loans serviced	$228,963,775	$202,883,336	$171,718,535

Mortgage loans serviced:
Owned
Mortgage servicing rights	$157,223,909	$135,349,287	$117,036,803
Mortgage servicing liabilities	1,698,588	1,900,493	751,193
Mortgage loans held for sale	2,915,346	2,180,760	1,971,903
	161,837,843	139,430,540	119,759,899
Subserviced	67,125,932	63,452,796	51,958,636
Total mortgage loans serviced	$228,963,775	$202,883,336	$171,718,535

Investment Management Segment

PennyMac Financial manages PMT and two private Investment Funds for which it earns base management fees and may earn incentive compensation.  Net assets under management were $1.6 billion as of June 30,  2017, essentially the same as at March 31, 2017 and June 30, 2016.

Pretax income for the Investment Management segment was $2.5 million compared with $1.1 million in the prior quarter and $0.7 million in the second quarter of 2016.  Management fees, which include base management fees from PMT and the private Investment Funds,  as well as any earned incentive fees from PMT,  increased 12 percent from the prior quarter and 5 percent from the second quarter of 2016.   Management fees in the second quarter included $0.3 million of incentive fees from PMT.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$5,334	$5,008	$5,199
Performance incentive	304	—	—
	5,638	5,008	5,199
Investment Funds	369	366	531
Total management fees	6,007	5,374	5,730
Carried Interest	241	(128)	244
Total management fees and Carried Interest	$6,248	$5,246	$5,974

Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$1,454,832	$1,458,590	$1,360,826
Investment Funds	144,744	167,812	201,490
	$1,599,576	$1,626,402	$1,562,316

Investment Management segment expenses totaled $3.9 million, a 10 percent decrease from the prior quarter and a 30 percent decrease from the second quarter of 2016,  primarily resulting from lower compensation expense.

Consolidated Expenses

Total expenses for the second quarter were $143.8 million, a 1 percent increase from the prior quarter and a 16 percent increase from the second quarter of 2016. The year-over-year increase in total expenses was largely driven by the growth in production and servicing volumes.

Executive Chairman Stanford L. Kurland concluded, “PennyMac Financial had a profitable second quarter and has consistently demonstrated an ability to operate in various market conditions as well as invest in initiatives aimed at moving our company forward.  For example, we are excited about the enhancements we are putting in place to expand into the broker channel.  We expect these enhancements to advance the development of our mortgage fulfillment platform which, in addition to supporting our broker channel launch, will support the growth of our consumer direct channel.  Furthermore, we continue to focus on capturing efficiencies across our business to maximize our competitive advantage and returns on equity.  We remain confident that these activities will help ensure our company’s long-term financial and operational success.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday,  August 3,  2017.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  PennyMac Financial Services, Inc. trades on the New York Stock Exchange under the symbol “PFSI.”  Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; our dependence on the multifamily and commercial real estate sectors for future originations of commercial mortgage loans and other commercial real estate related loans; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT and the Investment Funds if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or expansion of existing business activities; our ability to detect misconduct and fraud; and our ability to mitigate cybersecurity risks and cyber incidents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands, except share amounts)
ASSETS
Cash	$75,978	$72,767	$143,715
Short-term investments at fair value	145,440	116,334	41,063
Mortgage loans held for sale at fair value	3,037,602	2,277,751	2,097,138
Derivative assets	70,075	82,001	124,542
Servicing advances, net	291,907	317,513	296,581
Carried Interest due from Investment Funds	71,019	70,778	70,763
Investment in PennyMac Mortgage Investment Trust at fair value	1,372	1,331	1,217
Mortgage servicing rights	1,951,599	1,725,061	1,290,928
Real estate acquired in settlement of loans	822	1,014	1,394
Furniture, fixtures, equipment and building improvements, net	31,418	31,568	27,851
Capitalized software, net	18,197	15,453	6,209
Note receivable from PennyMac Mortgage Investment Trust	150,000	150,000	150,000
Receivable from Investment Funds	1,330	998	1,288
Receivable from PennyMac Mortgage Investment Trust	17,725	20,756	22,054
Deferred tax asset	—	—	4,878
Loans eligible for repurchase	462,487	318,378	286,048
Other	77,767	49,674	50,651
Total assets	$6,404,738	$5,251,377	$4,616,320

LIABILITIES
Assets sold under agreements to repurchase	$3,021,328	$2,034,808	$1,591,798
Mortgage loan participation and sale agreements	243,361	241,638	737,176
Notes payable	429,692	436,725	114,235
Obligations under capital lease	26,641	31,178	22,886
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	261,796	277,484	294,551
Derivative liabilities	16,564	15,873	3,734
Mortgage servicing liabilities at fair value	18,295	15,994	4,681
Accounts payable and accrued expenses	132,053	108,489	102,310
Payable to Investment Funds	15,236	18,356	28,209
Payable to PennyMac Mortgage Investment Trust	132,709	164,743	160,712
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	73,084	78,712	74,850
Income taxes payable	40,672	31,968	-
Liability for loans eligible for repurchase	462,487	318,378	286,048
Liability for losses under representations and warranties	19,568	19,436	24,277
Total liabilities	4,893,486	3,793,782	3,445,467

STOCKHOLDERS' EQUITY
Class A common stockauthorized 200,000,000 shares of $0.0001 par value; issued and outstanding, 23,472,795, 22,917,545 and 22,189,337 shares, respectively	2	2	2
Class B common stockauthorized 1,000 shares of $0.0001 par value; issued and outstanding, 49, 49 and 50 shares, respectively	—	—	—
Additional paid-in capital	199,146	191,514	176,742
Retained earnings	185,907	175,428	118,120
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	385,055	366,944	294,864
Noncontrolling interests in Private National Mortgage Acceptance Company, LLC	1,126,197	1,090,651	875,989
Total stockholders' equity	1,511,252	1,457,595	1,170,853
Total liabilities and stockholders’ equity	$6,404,738	$5,251,377	$4,616,320

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands, except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value	$98,091	$86,956	$130,203
Mortgage loan origination fees	30,193	25,574	28,907
Fulfillment fees from PennyMac Mortgage Investment Trust	21,107	16,570	19,111
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	112,348	106,467	92,770
From PennyMac Mortgage Investment Trust	10,099	10,486	16,427
From Investment Funds	543	496	723
Ancillary and other fees	11,202	11,866	10,818
	134,192	129,315	120,738
Amortization, impairment and change in estimated fair value of mortgage servicing rights and excess servicing spread	(87,279)	(55,152)	(94,183)
Net mortgage loan servicing fees	46,913	74,163	26,555
Management fees:
From PennyMac Mortgage Investment Trust	5,638	5,008	5,199
From Investment Funds	369	366	531
	6,007	5,374	5,730
Carried Interest from Investment Funds	241	(128)	244
Net interest expense:
Interest income	34,973	23,859	20,554
Interest expense	36,877	29,474	25,466
	(1,904)	(5,615)	(4,912)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	76	139	229
Results of real estate acquired in settlement of loans	(119)	(25)	393
Other	1,116	1,465	1,346
Total net revenue	201,721	204,473	207,806
Expenses
Compensation	82,967	85,240	83,147
Servicing	24,702	26,843	13,430
Technology	11,581	11,356	7,733
Loan origination	5,116	4,133	4,910
Professional services	4,523	3,818	4,559
Other	14,872	11,051	9,769
Total expenses	143,761	142,441	123,548
Income before provision for income taxes	57,960	62,032	84,258
Provision for income taxes	7,214	7,646	9,963
Net income	50,746	54,386	74,295
Less: Net income attributable to noncontrolling interest	40,267	43,507	59,820
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$10,479	$10,879	$14,475

Earnings per share
Basic	$0.45	$0.48	$0.66
Diluted	$0.44	$0.47	$0.65
Weighted-average common shares outstanding
Basic	23,388	22,619	22,078
Diluted	77,650	77,143	76,280

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